                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                   ________________


                                       FORM 8-K

                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                                    April 1, 1997
                   Date of report (Date of earliest event reported)


                         PACIFIC REAL ESTATE INVESTMENT TRUST
                  (Exact Name of Registrant as Specified in Charter)



        California                   0-8725                 94-1572930
(State or Other Jurisdiction       (Commission             (IRS Employer
       of Incorporation)           File Number)          Identification No.)


                            1010 El Camino Real, Suite 210
                             Menlo Park, California 94025
                            (Address of Executive Offices)

                                    (415) 327-7147
                  Registrant's telephone number, including area code

                                         N/A
            (Former Name or Former Address, If Changed Since Last Report)

Item 5.  Other Events

    Effective as of April 1, 1997, Pacific Real Estate Investment Trust, a California real estate trust ("PREIT"), and Pan Pacific Development (U.S.) Inc. ("Pan Pacific"), a wholly owned subsidiary of Revenue Properties Company Limited, a Canadian corporation, mutually agreed to terminate the merger agreement entered into by the parties as of January 10, 1997, due to the failure of conditions in the merger agreement. PREIT announced the termination to its shareholders in a Shareholder Letter dated April 9, 1997.

    PREIT subsequently entered into a Purchase Agreement with Pan Pacific, dated as of April 1, 1997, pursuant to which Pan Pacific will purchase from PREIT the Monterey Plaza Shopping Center, located in San Jose, California and five notes receivable for a combined purchase price of $29,760,000. Pan Pacific will assume liability for encumbrances against the Monterey Plaza Shopping Center in the approximate amount of $18,400,000, resulting in net cash proceeds to PREIT of $11,360,000, less closing costs, from the transaction.

    The purchase of Monterey Plaza is subject to usual conditions, including the approval by the secured lender of Pan Pacific's proposed assumption of the mortgage loan on the property. It is anticipated that the transaction will close by the end of April.

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 9, 1997

                             PACIFIC REAL ESTATE INVESTMENT TRUST


                             By:    /s/ Robert C. Gould
                                 ----------------------------------------
                                  Robert C. Gould, Vice President

                            INDEX TO EXHIBITS

Exhibit No.       Description
-----------       -----------
99.1              Shareholder Letter dated April 9, 1997